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FORM 4
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                                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549                                        ---------------------------
                                                                                                               OMB APPROVAL
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                             ---------------------------
/ / Check this box if no                                                                                 OMB Number:       3235-0287
    longer subject to         Filed pursuant to Section 16(a) of the Securities                          Expires: September 30, 1998
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                             Estimated average burden
    or Form 5 obligations         Public Utility Holding Company Act of 1935                             hours per response......0.5
    may continue. See              or Section 30(f) of the Investment Company                            ---------------------------
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
   Burchett        John              A.          Hanover Capital Mortgage Holdings, Inc. HMC    to Issuer (Check all applicable)
-------------------------------------------    --------------------------------------------      X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
  90 West Street   Suite 1508                     Person (Voluntary)         May, 1999          ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                        --------------------    5. If Amendment,        President, CEO, Chairman of Board
  New York,    New York             10006                                   Date of Original  7. Individual or Joint/Group Filing
---------------------------------------------                               (Month/Year)          (Check Applicable Line)
(City)          (State)             (Zip)                                                     X   Form filed by One Reporting Person
                                                                            ------------      __  Form filed by more than One
                                                                                                  Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                      5/6/99   P             1,000     A        5.50           414,277               D
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Common Stock**                                                                                3,000              I
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** Held by Children.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                           (Over)
                                                (Print or Type Responses)                                            SEC 1474 (7-96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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                                                                                                  Common
   Rights to Acquire                                                                              Stock    119,167
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   Options                                                                                        Common
                                                                                                  Stock    113,737
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                                                                                                  Common
   Warrants                  15.00                                              3/15/98 9/15/00   Stock     22,000
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                                                                                                  Common
   Warrants**                15.00                                              3/15/98 9/15/00   Stock      3,000
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Rights to Acquire               119,167                 D
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Options (Rights
to Acquire)                     113,737                 D
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Warrants                         22,000                 D
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Warrants**                        3,000                 I
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Explanation of Responses:
 ** Held by Children.
*** Intentional misstatements or omissions of facts constitute Federal Criminal              /s/ JOHN A. BURCHETT            6/10/99
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                    ------------------------------- -------
                                                                                          ***Signature of Reporting Person   Date
Note. File three copies of this Form, one of which must be manually signed.                      John A. Burchett
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                     Page 2  (Bulletin No. 177, 10-15-97)